Exhibit 99.1

                      Adept Technology, Inc. Reports Third
     Quarter Results; Vertical Market Sales Efforts in Consumer and Telecom
                             Post First Design Wins



    LIVERMORE, Calif.--(BUSINESS WIRE)--May 4, 2005--Adept Technology, Inc. (OTCBB:ADEO) today announced results of its operations for the third quarter fiscal 2005 which ended April 2, 2005 included revenue of $13.0 million and net income of $292,000, or $0.05 per diluted share. These results are compared with results for the same quarter of fiscal 2004 in the table below:


                                       Income (loss)
                 Revenue from          from
 Time Period      Continuing   Gross   Continuing
                  Operations   Margin  Operations    Net Income
                                       Before Income  (Loss)     EPS
                                       Taxes
----------------------------------------------------------------------
Current quarter:
 Q3-05             $13,025   $5,964      $303          $292     $0.05
----------------------------------------------------------------------
Prior year's
 quarter: Q3-04    $13,334   $5,512      $510(a)    $(5,057)   $(0.86)
----------------------------------------------------------------------
Change from Q3-04
 to Q3-05            (2.3)%     8.2%    (40.6)%         NM        NM
----------------------------------------------------------------------

   (a) Income from continuing operations includes a reversal of $697,000 of restructuring cost accruals

Net revenues from continuing operations for the nine months ended
April 2, 2005 were $36.1 million and net income was $392,000, or $0.06 per diluted share. These results are compared with the first nine months of fiscal 2004 in the table below:


                                       Income (loss)
                 Revenue from          from
 Time Period      Continuing   Gross   Continuing
                  Operations   Margin  Operations    Net Income
                                       Before Income  (Loss)     EPS
                                       Taxes
----------------------------------------------------------------------
Current quarter:
 Nine Months-05     $36,103   $16,754     $421         $392     $0.06
----------------------------------------------------------------------
Prior year period
 Nine Months-04     $34,619   $13,497  $(2,221)     $(7,894)   $(1.77)
----------------------------------------------------------------------
Change from
9 mos 04 to
9 mos-05               4.3%     24.1%       NM           NM        NM
----------------------------------------------------------------------



    "Adept shipped a record number of robots during the quarter," commented Robert Bucher, CEO of Adept Technology, Inc. "Quarterly revenues, although flat from last year, showed a major increase in core and new product revenue from both the robotic and service business units, fully replacing less profitable component and semiconductor revenue. After taking into account the restructuring reversal of last year, these improved margins from new product developments and investments and a change in sales focus, resulted in operating income versus a loss last year. Altogether a very encouraging result.
    "Revenue improved by 10.5% and profitability was $311,000 versus a loss in the second quarter of fiscal 2005. Gross margin for the quarter was 45.8%, an increase from 41.3% for the same period last year. Standard product margins continue to increase quarter-to-quarter, reflecting the new product introductions, continued volume ramp-up and yet to be released product initiatives, plus greater supply chain improvements and investments in cost reduction, standardization and outsourcing.
    "This quarter we moved to a vertical sales and market organization," continued Bucher. "Adept products and services better reflect the project and performance needs of our key Global and Fortune 500 customers supplied through strong integrator and OEM channels. Backlog continued to be strong, driven by expansion and upgrade of consumer, telecommunication, medical and automotive electronic precision manufacturing and assembly plants. International markets increased and remain strong, representing over 60% of total sales. Our service revenue from parts, training and applications improved and we have maintained momentum in the Adept remanufactured product portfolio. This produced a record service backlog, primarily for disk drive assembly applications destined for China and Southeast Asia markets."
    Bucher continued, "A key company milestone was met with the introduction of the advanced AdeptViper(TM) 6-axis robotic. During the quarter we delivered 60 units of AdeptViper to a global cell phone contract manufacturer as part of a multi-year flexible manufacturing project. Adept iSight(TM) vision guidance and inspection was also introduced in the quarter. Adept iSight provides advanced object refinement and resolution with simple integrated application development tools for robotic assembly operations. The Adept iSight machine vision products along with the AdeptViper 6-axis and Adept Cobra(TM) SCARA robots give Adept the strongest portfolio of simple-to-use, performance products on a common Adept SmartController(TM) network."
    Bucher concluded, "The overall result of substantial improvement in profitable operations due to focused investment in engineering, service and sales programs is starting to take hold at Adept. We are now moving to take advantage of these expanded served markets and growth opportunities that will drive our shareholder value through increased revenue and profitability."

    Details of the Third Quarter and Nine Months

    Statement of Operations Highlights - Three and nine months ended
April 2, 2005

    -- Revenue from continuing operations for the third quarter of fiscal 2005 decreased 2.3% from the third quarter of fiscal 2004. The decrease resulted from reduced sales of components for semiconductor manufacturing systems, partially offset by increased sales of the Company's new AdeptViper(TM) 6-axis robot. Revenue from continuing operations for the first nine months of 2005 increased 4.3% over the comparable period in fiscal 2004. The revenue increase was the result primarily of strong sales of Adept's Cobra family of robots, which are 4-axis SCARA (Selective Compliance Assembly Robot Arm) robot mechanisms designed primarily for assembly and material handling applications, increased sales of 6-axis robots, and a significant software license sale in the first quarter of 2005.

    -- Gross margin from continuing operations was 45.8% in the third quarter of fiscal 2005 compared to 41.3% in the same quarter of fiscal 2004. The gross margin improvement resulted from improved robot component designs, increased outsourcing of robot subassemblies, reduced manufacturing overhead costs, and a reduction in inventory reserves. For the nine months, gross margin was 46.4% in fiscal 2005 as compared with 39.0% in fiscal 2004. The gross margin improvement resulted from the above-mentioned items plus the software license sale in the first quarter with low associated cost of revenue.

    -- Research & Development (R&D) expense from continuing operations in the third quarter of fiscal 2005 increased 5.4% from the third quarter of fiscal 2004. The increase resulted primarily from development work on the AdeptViper. R&D expense from continuing operations for the nine months of fiscal 2005 decreased 4.0% from the comparable period in fiscal 2004. This decrease is primarily the result of reduced headcount and decreased project spending in the first half of fiscal 2005.

    -- Selling, General & Administrative (SG&A) expense from continuing operations was essentially unchanged in the third quarter of 2005 as compared with the third quarter of 2004, and increased 5.7% for the nine months of 2005 as compared with the same period in fiscal 2004. The increase reflects increases in sales compensation and the conversion to vertical markets.

    -- Restructuring charges for the third quarter and nine months of fiscal 2004 reflect a net reversal of $697,000 in previously accrued restructuring charges resulting from favorable settlement of an outstanding lease obligation.

    -- Amortization of other intangibles from continuing operations for the third quarter and nine months of fiscal 2005 was $49,000 and $146,000 respectively as compared with $142,000 and $427,000 for the same respective periods of the prior year as certain other intangibles are now fully amortized.

    -- Net interest expense was $58,000 for the third quarter of fiscal 2005 as compared with $71,000 for the third quarter of fiscal 2004. For the nine months of fiscal 2005, net interest expense was $133,000 as compared with $334,000 for the nine months of fiscal 2004. In fiscal 2005 the net interest expense was primarily the accrued interest on Adept's $3 million convertible note, whereas the prior year charges also included interest on borrowings under an accounts receivable purchase facility which has since been repaid.

    -- Currency exchange gain in the third quarter and nine months of 2005 was $50,000 and $374,000 respectively, as compared with $34,000 and $399,000 respectively for the same periods of fiscal 2004. The currency exchange gains in all periods are primarily related to the strengthening Euro as compared with the U.S. Dollar.

    -- During the third quarter of fiscal 2004, Adept adopted a formal plan and completed the disposition of its Solutions business. Accordingly, the Solutions business was accounted for as a discontinued operation and the results of its operations have been removed from continuing operations for the third quarter of fiscal 2004. The after tax loss from discontinued operations for that quarter was $7.0 million.

    Balance Sheet Highlights - April 2, 2005

    -- Adept's cash and short-term investment balance at April 2, 2005 was $3.4 million as compared to $5.0 million at June 30, 2004.

    -- Net accounts receivable at April 2, 2005 was $12.2 million, a decrease of $1.2 million or 8.7% from the balance at June 30, 2004. Trade accounts receivable days sales outstanding (DSO) at March 31 was 81 days compared to 90 days at June 30, 2004, and reflects significant collection of past due receivables.

    -- Inventories at April 2, 2005 were $8.7 million, an increase of 39.6% from $6.2 million at June 30, 2004. The inventory increase is the result of a program to improve customer order lead times by maintaining standard robot components in stock, as well as increased parts inventory to support expansion of the remanufacturing and service business.

    Business Trends and Financial Outlook

    -- The company expects its cash and short-term investment balance to be between $3 and $5 million at June 30, 2005, the end of its fiscal year 2005.

    -- Our recently announced AdeptViper 6-axis robot line, increasing shipments from our new European factory, a new HexSight(TM) vision software product, cost reductions from subassembly outsourcing, and improved quality and reduced warranty expenses are anticipated to continue to improve margins as revenue improves. In addition, the company is increasing its sales and marketing resources to focus on the telecom, data storage, and automotive components vertical markets. The company expects revenue from continuing operations for the fourth quarter of 2005 to be between $13.0 million and $14.5 million. At that revenue level, gross margin is expected to be in the 44%-47% range and operating expenses (R&D and SG&A) from continuing operations are expected to be between approximately $5.6 and 5.8 million.

    Analyst Conference Call and Simultaneous Webcast

    Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today May 4, 2005 at 5:00p.m. Eastern Time to review the company's financials and operations for the third quarter of fiscal 2005. The call will include statements regarding the company's anticipated financial performance in the third quarter of fiscal 2005. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, May 4, 2005 to Wednesday, May 11, 2005. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. "9287964."

    About Adept Technology, Inc.

    Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, semiconductor, automotive, lab automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

    Forward-Looking Statements

    This press release contains certain forward-looking statements including statements regarding cash balances, expenses including restructuring charges, margins, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers' ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources, continuing operating losses and negative cash flow which could impair the company's operations and revenue generating activities; the risk associated with the effectiveness of the company's restructuring activities; risks associated with our management reorganization; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.
    For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2004 and quarterly report on Form 10-Q for the quarters ended October 2, 2004 and January 1, 2005, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.



                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share data)


                               Three months ended   Nine months ended
                              -------------------- -------------------
                              April 2,  March 27,  April 2,  March 27,
                                2005      2004       2005       2004
                              --------  ---------- --------  ---------
                                  (unaudited)          (unaudited)

Net revenues                  $13,025    $13,334   $36,103    $34,619
Cost of revenues                7,061      7,822    19,349     21,122
                              --------  ---------- --------  ---------
Gross margin                    5,964      5,512    16,754     13,497
Operating expenses:
    Research, development
     and engineering            1,787      1,696     5,008      5,215
    Selling, general and
     administrative             3,817      3,824    11,453     10,838
    Restructuring expenses
     (reversals)                   --       (697)      (33)      (697)
    Amortization of other
     intangibles                   49        142       146        427
                              --------  ---------- --------  ---------
Total operating expenses        5,653       4,965   16,574     15,783
                              --------  ---------- --------  ---------

Operating income (loss)           311        547       180     (2,286)

Interest income (expense), net    (58)       (71)     (133)      (334)
Currency exchange gain (loss)      50         34       374        399
                              --------  ---------- --------  ---------
Income (loss) from continuing
 operations before income
 taxes                            303        510       421     (2,221)
Provision for income taxes         11     (1,433)       29     (1,414)
                              --------  ---------- --------  ---------
Income (loss) from continuing
 operations                       292      1,943       392       (807)
Loss from discontinued
 operations, net of tax            --     (7,000)       --     (7,087)
                              --------  ---------- --------  ---------
Net income (loss)               $ 292    $(5,057)    $ 392    $(7,894)
                              ========  ========== ========  =========

Basic income (loss) per share
 from:
         continuing operations  $0.05     $ 0.33     $0.06     $(0.18)
                              ========  ========== ========  =========
         discontinued
          operations            $0.00     $(1.18)    $0.00     $(1.59)
                              ========  ========== ========  =========
    Basic net income  (loss)
     per share                  $0.05     $(0.85)    $0.06     $(1.77)
                              ========  ========== ========  =========

Diluted income (loss) per
 share from:
         continuing operations  $0.05     $ 0.32     $0.06     $(0.18)
                              ========  ========== ========  =========
         discontinued
          operations            $0.00     $(1.18)    $0.00     $(1.59)
                              ========  ========== ========  =========
    Diluted net income (loss)
     per share                  $0.05     $(0.86)    $0.06     $(1.77)
                              ========  ========== ========  =========

Basic number of shares used in
 computing per share amounts
 from:
         continuing operations  6,124      5,944     6,046      4,461
                              ========  ========== ========  =========
         discontinued
          operations            6,124      5,944     6,046      4,461
                              ========  ========== ========  =========

Diluted number of shares used
 in computing per share
 amounts from:
         continuing operations  6,218      6,057     6,154      4,461
                              ========  ========== ========  =========
         discontinued
          operations            6,218      5,944     6,154      4,461
                              ========  ========== ========  =========


    Note: Amounts for prior periods have been reclassified to conform to present year's presentation




                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   April 2,   June 30,
                                                    2005       2004(a)
                                                 ----------- ---------
                                                 (unaudited)
ASSETS

Current assets:
  Cash, cash equivalents and short term
   investments                                      $3,364     $4,957
  Accounts receivable, less allowance for
   doubtful accounts of $1,349 at April 2,
   2005 and $1,269 at June 30, 2004                 12,219     13,385
  Inventories                                        8,702      6,233
  Prepaid expenses and other current assets            909        656
                                                 ----------- ---------

                 Total current assets               25,194     25,231

Property and equipment at cost                      10,033      9,372
Less accumulated depreciation and amortization       8,603      7,924
                                                 ----------- ---------
Net property and equipment                           1,430      1,448

Goodwill                                             3,176      3,176
Other intangibles, net                                 276        423
Other assets                                         1,291      1,293
                                                 ----------- ---------

                 Total assets                      $31,367    $31,571
                                                  =========== ========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
 STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                  $5,727     $5,689
  Accrued warranty reserve                           1,994      2,111
  Other accrued liabilities                          2,317      3,720
                                                 ----------- ---------

                 Total current liabilities          10,038     11,521

Commitments and contingencies

Long term liabilities:
  Subordinated convertible note                      3,000      3,000
  Other long term liabilities                        1,537      1,422

Redeemable convertible preferred stock                  --         --

Total shareholders' equity                          16,792     15,628
                                                 ----------- ---------

                 Total liabilities
                  and shareholders' equity         $31,367    $31,571
                                                 =========== =========

(a) Based on audited information included on Form 10-K for fiscal year ended June 30, 2004.






    CONTACT: Adept Technology, Inc.
             Robert Strickland, 925-245-3413 (voice)
             925-245-3510 (fax)
             investor.relations@adept.com